As filed with the Securities and Exchange Commission on May 11, 2026

Registration No. 333-225769
Registration No. 333-230520
Registration No. 333-237133
Registration No. 333-254161
Registration No. 333-263659
Registration No. 333-271841
Registration No. 333-277939
Registration No. 333-286084

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225769
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230520
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237133
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254161
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263659
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271841
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277939
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-286084

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KEZAR LIFE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-3366145
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

4000 Shoreline Court, Suite 300
South San Francisco, California 94080
(Address of Principal Executive Offices, including Zip Code)

Kezar Life Sciences, Inc. 2015 Equity Incentive Plan
Kezar Life Sciences, Inc. 2018 Equity Incentive Plan
Kezar Life Sciences, Inc. 2018 Employee Stock Purchase Plan
Kezar Life Sciences, Inc. 2022 Inducement Plan

(Full title of the Plans)

Michael Hearne
Chief Financial Officer
Kezar Life Sciences, Inc.
77 Upper Rock Circle, Suite 700
Rockville, Maryland 20850
(250) 744-2487
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Andrew Marmer
Jared Fertman
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
(212) 728-8000

Bill Roegge
Rita Sobral
Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Kezar Life Sciences, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•
Registration Statement on Form S-8 (No. 333-225769) pertaining to the registration of (i) 2,102,045 options issuable under the Kezar Life Sciences, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), (ii) 1,845,465 Shares issuable under the Kezar Life Sciences, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), (iii) 52,490 options issuable under the 2018 Plan and (iv) 200,000 Shares issuable under the Kezar Life Sciences, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”).

•	Registration Statement on Form S-8 (No. 333-230520) pertaining to the registration of (i) 955,721 Shares issuable under the 2018 Plan and (ii) 191,144 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-237133) pertaining to the registration of (i) 960,403 Shares issuable under the 2018 Plan and (ii) 192,080 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-254161) pertaining to the registration of (i) 2,317,987 Shares issuable under the 2018 Plan and (ii) 375,000 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-263659) pertaining to the registration of (i) 2,812,987 Shares issuable under the 2018 Plan and (ii) 375,000 Shares issuable under the ESPP.
•
Registration Statement on Form S-8 (No. 333-271841) pertaining to the registration of (i) 3,424,671 Shares issuable under the 2018 Plan, (ii) 1,995,000 Shares issuable under the Kezar Life Sciences, Inc. 2022 Inducement Plan (the “2022 Plan”) and (iii) 1,005,000 options under the 2022 Plan.

•	Registration Statement on Form S-8 (No. 333-277939) pertaining to the registration of 3,638,953 Shares issuable under the 2018 Plan.
•	Registration Statement on Form S-8 (No. 333-286084) pertaining to the registration of 365,181 Shares issuable under the 2018 Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On March 30, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent”), and Aurinia Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 11, 2026, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any stockholder of the Registrant who properly exercised appraisal rights under Delaware law) was converted into the right to receive (i) $6.955 per Share in cash and (ii) one non-transferable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on May 11, 2026. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

KEZAR LIFE SCIENCES, INC.

/s/ Michael Hearne
Name: Michael Hearne
Title: Chief Financial Officer